UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2024
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ALTO NEUROSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-41944	83-4210124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 200-0412
369 South San Antonio Road, Los Altos, CA 94022
(Former name or former address, if changed since last report.)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ANRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

As of July 24, 2024 (the “Effective Date”), Alto Neuroscience, Inc. (the “Company”) entered into a convertible loan agreement (the “Grant Agreement”) with The Wellcome Trust Limited (“Wellcome”), pursuant to which the Company received a funding award to support the Company’s Phase 2b clinical trial evaluating ALTO-100 in patients with bipolar depression (the “Clinical Trial”).

The Grant Agreement provides for an unsecured convertible loan (the “Loan”) from Wellcome to the Company of up to approximately $11.7 million, payable in six tranches; $2.0 million is being funded upon the execution of the Grant Agreement, and the remainder will be funded upon the completion of certain milestones relating to the Clinical Trial, subject to certain conditions as described in the Grant Agreement. Outstanding amounts under the Loan accrue interest at an annual rate equal to the Sterling Overnight Index Rate plus 2%, subject to potential adjustment if such annual interest rate equals or exceeds 9% at any time.

Proceeds from the Loan may be used by the Company solely to advance development of ALTO-100 in bipolar depression. The Grant Agreement also includes customary covenants, representations and warranties, as more fully set forth in the Grant Agreement, including with respect to the conduct of the Clinical Trial and certain information and audit rights of Wellcome in connection therewith. The Company is required to use reasonable efforts to conduct the Clinical Trial and to achieve specified milestones related to patient recruitment and the conduct of the Clinical Trial. Further, the Company is required to use reasonable efforts to further develop and exploit ALTO-100 in bipolar depression by itself or with third parties, including using reasonable efforts to take into account Wellcome’s approach to equitable access to healthcare interventions. In addition, if the Company does not exploit or develop ALTO-100 (other than for safety or efficacy concerns) within a specified period following the completion of the Clinical Trial, the Grant Agreement provides Wellcome with a limited right to exploit ALTO-100, solely in bipolar depression, subject to a revenue share between Wellcome and the Company of any proceeds arising from Wellcome’s exploitation.

At any time after the second anniversary of the Effective Date, Wellcome has the right, at its election, to convert some or all of the Loan into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). Any amounts converted pursuant to such conversion right will be converted into Common Stock at a price per share equal to a 20% discount to the thirty-day volume-weighted average price of Common Stock on the New York Stock Exchange at the date of such conversion. In addition, in connection with a Sale (as defined in the Grant Agreement) of the Company, Wellcome may convert some or all of the Loan into Common Stock at a price per share equal to a 20% discount to the applicable share price, calculated as set forth in the Grant Agreement. The Grant Agreement provides that in no event shall the aggregate number of shares of Common Stock issued pursuant to conversion of the Loan exceed 5,363,326, which is equal to 19.9% of the number of shares of Common Stock outstanding as of the date of the Grant Agreement.

At any time after the fifth anniversary of the Effective Date, or in connection with a Sale, to the extent not converted as described above, Wellcome may require repayment of the Loan in full, together with accrued interest. Upon the occurrence of an event of default, Wellcome may also elect to convert the Loan into Common Stock as described above or to require repayment of the Loan in full, as more fully set forth in the Grant Agreement.

The foregoing description of the Grant Agreement is qualified by reference to the full text of the Grant Agreement, a copy of which is attached here as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The shares of Common Stock issuable upon a conversion of the Loan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued, if necessary, in reliance upon the exemptions from registration contained in Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act.

Item 9.01    Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1*	Convertible Loan Agreement, by and between the Registrant and The Wellcome Trust Limited, dated as of July 24, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*    Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTO NEUROSCIENCE, INC.

Dated: July 29, 2024	By:	/s/ Amit Etkin
Amit Etkin, M.D., Ph.D.
President and Chief Executive Officer